Exhibit 23 (C)


             Consent of Independent Certified Public Accountants


We have issued our report dated July 28, 2000 accompanying the financial statements of Surgical Innovations & Services, Inc. at and for the year ended December 31, 1998 contained in Surgical Laser Technologies, Inc. Current Report on Form 8-K/A, dated August 14, 2000, incorporated by reference in this Registration Statement. We consent to the use of the aforementioned report in the Registration Statement, and to the use of our name as it appears under the caption "Interests of Named Experts and Counsel."

                                       /s/ Grant Thornton LLP


Philadelphia, Pennsylvania
November 1, 2000